EXHIBIT 9(a)(vi)


                                AMENDMENT TO THE
                      TRANSFER AGENCY AND SERVICE AGREEMENT

         This Amendment dated as of January 23, 1997 between Neuberger & Berman Equity Trust, a Delaware business trust, having its principal office and place of business at 605 Third Avenue, 2nd Floor, New York, NY 10158-0180 (the "Fund") and State Street Bank and Trust Company, a Massachusetts trust company having its principal office and place of business at 225 Franklin Street, Boston, MA 02110 (the "Bank") is made to the Transfer Agency and Service Agreement dated as of August 2, 1993 between the Fund and the Bank, as amended (the "Transfer Agency Agreement").

         WHEREAS, Neuberger & Berman Management, Inc. ("NBMI"), acting in its own name on its own behalf and on behalf of the Fund and its Portfolios, to which it serves as distributor and investment manager, has contracted with National Securities Clearing Corporation (the "NSCC") for the use of certain mutual fund processing systems called Fund/SERV and Networking;

         WHEREAS, Fund/SERV is an automated trading and settlement system and Networking is an automated electronic recordkeeping and dividend settlement system through which customer-level accounts ("Networking Accounts") are established with the Fund by institutions such as recordkeepers or broker-dealers ("Institutions");

         WHEREAS, the NSCC will transmit orders for Fund shares placed by Institutions via Fund/SERV to the Bank's agent, Boston Financial Data Services, Inc. ("BFDS") on DST;

         WHEREAS, NBMI has appointed the Bank as its settling bank for purposes of performing same day funds settlement under an agreement dated January 26, 1996;

         WHEREAS, NBMI will enter into agreements with Institutions which will set forth details about Networking or Fund/SERV, including establishing subaccounts in lieu of omnibus accounts, the transmission of orders for Fund shares via Fund/SERV, and each parties responsibilities under Networking matrix levels;

         WHEREAS, the matrix levels chosen by NBMI and the Institutions will determine which services to the Networked Accounts will be performed by the Institutions and which will be performed by the Fund or the Bank;

         WHEREAS, the Transfer Agency Agreement covers only omnibus accounts opened with the Fund and not sub-accounts, such as Networked Accounts;

         WHEREAS, in instances where Networked Accounts are established and the Institutions will be providing services to the Networked Accounts, the fees charged per Networking Account by the Bank or BFDS will be paid by NBMI in lieu of the Fund,

         WHEREAS, in lieu of having the Bank or BFDS be a party to NBMI's agreements with the NSCC and with each Institution, the Bank and the Fund desire to amend the Transfer Agency Agreement to provide for changes related to the use of Fund/SERV and or Networking by the Fund and the payment by NBMI, in lieu of the Funds, for any fees based on Networked Accounts;
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         NOW,  THEREFORE,  in consideration of the promises and mutual covenants hereinafter contained, the parties agree as follows:

Article 1. Fund/SERV and Networking; Schedule A

         (a) The parties hereto agree that with respect to all Networked Accounts, Networking and Fund/SERV transactions, the parties and/or their agents shall be bound by the By-Laws and the Rules and Procedures of the NSCC.

         (b) The Bank or BFDS may only take instructions from NBMI or the Fund regarding the conversion to, implementation of or day-to-day operations of Fund/SERV and Networking with respect to Networked Accounts with the Fund.

         (c) Schedule A to the Transfer Agency Agreement shall be updated to include NSCC (on behalf of Institutions) as a Designated Party to transmit orders to the Bank on DST.

Article 2. Fees and Expenses; Fee Schedule

         The Bank or BFDS shall not charge the Fund for any fees or expenses in connection with Networked Accounts. The fee schedule to the Transfer Agency Agreement shall be amended to include that there shall be no fees or expenses for Networked Accounts.

Article 3. Miscellaneous

         (a) All other terms and conditions of the Transfer Agency Agreement remain in full force and effect.

         (b) Terms used herein but not defined herein shall have the meanings set forth in the Transfer Agency Agreement.

         (c) This Amendment may be executed in two or more counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same Amendment.

NEUBERGER & BERMAN EQUITY TRUST            STATE STREET BANK AND TRUST
                                           COMPANY


By:  /s/Daniel J. Sullivan                 By: /s/Ronald E. Logue
   -------------------------                  --------------------------------
     Daniel J. Sullivan                        Ronald E. Logue
     Vice President                            Executive Vice President



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